Exhibit 5.1

May 13, 2013

Board of Directors Port of Call Online, Inc. 40 Warren Street, Floor 3 Charleston, MA 02129-3608

Dear Board:

You have requested our opinion, as counsel for Port of Call Online, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the resale by the selling stockholders identified in the prospectus of up to 1,600,000 shares (the "Shares") of the Company’s common stock, par value $0.001 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Regards,
SYNERGEN LAW GROUP

/s/ Karen A. Batcher

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com

819 Anchorage Place, Suite 28 Chula Vista, CA 91914	Tel. 619.475.7882 Fax. 866.352.4342